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                                                                   EXHIBIT 10.1A

                             DISTRIBUTION AGREEMENT

         This Agreement is made and entered into on this 27th day of September 1994, by and between BioTek Solutions Inc., 120B Cremona Drive, Santa Barbara, California 93117, U.S.A. a corporation organized under the laws of the State of California, hereinafter referred to as "BioTek" and

         DAKO A/S Productionsvej 42, 2600 Glostrup/Copenhagen, Denmark, a company organized under the laws of the Kingdom of Denmark, and its wholly or partially owned subsidiaries currently, or those interests acquired by DAKO or its subsidiaries in the future, hereinafter referred to as "DAKO." It replaces in its entirety the Distribution Agreement between the two parties, dated 1st April 1994.

         WHEREAS DAKO and BioTek desire to promote and sell under a dual label certain products (Schedules A and B) manufactured by or distributed for sale by BioTek; and

         WHEREAS BioTek and DAKO wish to promote and sell under a dual label certain reagents (Schedule C) manufactured by DAKO together with said products as an instrument system.

         WHEREAS the parties desire to enter into a distributorship agreement governing the terms of their relationship.

         NOW THEREFORE, in consideration of the respective covenants of the parties herein set forth, the parties hereto agree as follows:
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                                   1. PRODUCTS

1a. The Products covered by this Agreement include (i) the instruments described in Schedule A manufactured by or for BioTek, including components and base software, and parts necessary for the maintenance and repair thereof (hereinafter "Instruments"); (ii) accessories, components, buffers and supplies listed in Schedule B, manufactured by or for BioTek, (hereinafter "Accessories") and (iii) reagents listed in Schedule C, manufactured by DAKO (hereinafter "Reagents"). Schedule X contains certain accessories and components bought in by DAKO. Schedules A, B, C and X may be updated and amended from time to time by mutual consent of the parties.

1b. BioTek shall make available to DAKO on an exclusive basis any improved or updated versions and any similar or related Instruments and/or Accessories under the same terms and conditions as set forth herein. Said updated and improved Instruments and/or Accessories shall be included in Schedules A or B. DAKO shall make available to on an exclusive basis any improved or updated versions of Reagents for inclusion in Schedule C. Any and all changes in product specifications shall be mutually agreed by the parties to this Agreement.

1c. For any period during which this Agreement is exclusive (see sections 2a. and 2c below), BioTek shall offer to DAKO in writing the right to distribute, during the term of this Agreement and on the same terms and conditions (other than price) as set forth herein, any new products developed by or for BioTek, and DAKO shall have the option to accept distribution rights with respect to said new products in writing [*] of BioTek's written notice to DAKO of the availability

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thereof. If DAKO decides not to exercise this option, BioTek may distribute, or enter into an agreement to distribute with a third party, any such new product on terms that will also be offered to DAKO. Such terms to third parties may change over time through volume discounts, price increases etc., at the sole discretion of BioTek.

1d. BioTek shall ensure that spare parts and accessories necessary for the operation and repair of any Instruments delivered to customers under this Agreement shall be available for purchase by DAKO or any DAKO customer, at their expense, including but not limited to parts, shipment and installation expenses, in such circumstances that said parts are not covered by warranties provided through DAKO (or BioTek as agreed), for the term of this Agreement. A spare parts list is attached to this Agreement (Schedule P).

1e. All products promoted and sold under this Agreement shall be promoted and sold under dual label, wherein both DAKO and BioTek labels and trademarks are of equal size and character (see Schedule D). Some components for Reagents as well as buffers required to optimize the use of instruments will be manufactured by BioTek (see Schedule B). Incorporation of components and inclusion of buffers into Reagents, and final manufacturing of Reagents and quality control will be carried out by DAKO.

1f. DAKO and BioTek have signed a Confidentiality Agreement and will treat all knowledge gained through collaboration on dual label products as trade secrets for the term of this Agreement or

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any extensions to this Agreement plus a five (5) year period following the termination of this Agreement for any reason.

                           2. GRANT OF DISTRIBUTORSHIP

2a. Upon the terms and subject to the conditions hereinafter set forth, BioTek hereby appoints DAKO and DAKO accepts the appointment as the exclusive distributor of Instruments and Accessories in the Territory as of the effective date of this Agreement. Except as otherwise provided in sections 3a. (ii) or 3a.
(iii) below, BioTek reserves no right to distribute Instruments and Accessories in the Territory and DAKO shall have no rights under this Agreement to sell or distribute Instruments, Accessories or Reagents outside of the Territory unless mutually agreed upon by the parties.

2b. The Territory in which DAKO has the rights described in section 2a. hereof to distribute the Instruments and Accessories shall be Europe, the Middle East, India and Africa (hereinafter "Territory"). DAKO and BioTek will enter into good faith negotiations concerning (a) similar agreement(s) for Japan and South East Asia.

2c. With the exception of the conditions described in section 2d., for any period during which the arrangement between the parties for distribution of Instruments and Accessories is exclusive, DAKO shall not sell within the Territory any other automated immuno-histochemistry instrument which performs multiple functions, or any other stainer which is competitive with any current instruments

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included in Schedule A or newly-distributed instruments being made available for inclusion in Schedule A (see section 1.b), and shall not sell within the Territory any other accessories, components, buffers and supplies which are directly competitive with the Accessories described in Schedule B hereto unless otherwise mutually agreed.

2d. Notwithstanding section 2c., and limited to Italy, in the case of tenders for sale of reagents in which said tender requires DAKO to offer instruments for sale as an integral part of the tender, DAKO shall inform BioTek of such tender offers prior to submission whereupon BioTek may offer alternative sales or product options to DAKO to accommodate such tender requirements, and if this does not allow BioTek's instrument to be sold through such tenders, then DAKO shall be allowed to sell other automated immunohistochemistry instruments as part of such tenders. For the second and subsequent instruments sold to the same customer via such tenders the monthly royalty described in section 3g shall be [*]

2e. Unless otherwise specifically agreed to the contrary, during the term of the Agreement in which the arrangement between the parties for distribution of Instruments and Accessories is exclusive, BioTek shall not sell within the Territory any reagents which are specifically intended or designed for use with Instruments described in Schedule A and DAKO shall include in Schedule C any reagents which are specifically intended or designed for use with the Instruments described in Schedule A. DAKO shall, unless prohibited by customer demand, sell dual label Reagents for use on Instruments.

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                               3. CONDUCT OF DAKO

3a. DAKO shall exclusively promote, distribute and sell Instruments, Accessories and Reagents during the term of this Agreement, within contract periods ("Contract Periods") as are set forth below: The first Contract Period shall commence on the date of installation at a customer location of the first Instrument in the Territory and last until 1st July 1995. Subsequent Contract Periods shall be twelve month periods beginning on the 1st July of each calendar year.

 CONTRACT PERIOD                          NUMBER OF INSTRUMENTS
                          PER CONTRACT PERIOD                   CUMULATIVE
Until July 1, 1995                [*]
Year 2                            [*]                              [*]
Year 3                            [*]                              [*]

(i) The foregoing shall constitute volume targets under which the continuation of this Agreement shall be determined. DAKO shall be considered to have achieved such target if the sum of total of Instruments placed within the Territory plus firm orders to deliver, equals or exceeds the cumulative number of Instruments given above at the end of a Contract Period.

(ii) Should DAKO not achieve a cumulative target, BioTek shall have the option, within thirty (30) days thereof, as its sole and exclusive remedy for failure to achieve the target, give DAKO thirty (30) days written notice of its intention to sell the Instruments and Accessories in the Territory, either directly or through third parties, as long as sales price is not less that the Transfer Prices shown in Schedules A and B. If BioTek exercises such option, DAKO may; continue to distribute

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Instruments and Accessories on a non-exclusive basis; or DAKO may place firm
Purchase Orders to make up the shortfall in sales of Instruments so long as delivery for such Instruments is within ninety (90) days; or, DAKO may elect to terminate the Agreement by providing thirty (30) days prior written notice to BioTek within thirty (30) days of receipt of said notice. Such termination shall be without liability to either party, except for such other liabilities as may otherwise specifically be set forth in this Agreement or under Law.

(iii) Should DAKO not achieve a cumulative target, DAKO shall have the option, within thirty (30) day thereof, to give BioTek thirty (30) days written notice of its intention to continue to distribute Instruments and Accessories on a non-exclusive basis, or DAKO may elect to terminate the Agreement by giving ninety (90) days written notice to BioTek. Such termination shall be without liability to either party, except for such other liabilities as may otherwise specifically be set forth in this Agreement or under Law.

(iv) Notwithstanding the foregoing, if DAKO is not able to achieve the target in any Contract Period due to an act or omission of BioTek or due to any event(s) which are beyond its reasonable control (e.g. section 11), such inability shall not constitute grounds for BioTek to exercise the option to sell Instruments and Accessories in the Territory, as aforesaid in section (ii). In the event that DAKO is unable to achieve the target for any Contract Period due to failure of BioTek to deliver the quantities of Instruments required to achieve the target, the target shall be deemed to have been met for that Contract Period and the cumulative numbers for subsequent Contract Periods shall be adjusted downwards by the difference between the target and the numbers of Instruments delivered.

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(v) Notwithstanding the foregoing, if at any time after 1st January 1996, a technological development occurs which substantially reduces the market for Instruments, DAKO shall have the option to [*] notice to BioTek of its intention to continue to distribute Instruments and Accessories on a non-exclusive basis for a period of [*] and may thereafter terminate this Agreement. Such notice shall be accompanied by evidence of substantial fall in Instrument placements. In these circumstances, BioTek reserves the right to give similar notice as to non-exclusivity and/or termination should such technological changes adversely effect the on-going business of BioTek as deemed solely by BioTek.

3b. DAKO shall order Instruments and Accessories hereunder by submitting firm purchase orders to BioTek. Such firm purchase orders shall be given on DAKO's purchase order form and shall be acknowledged by BioTek by facsimile within two
(2) working days.

3c. In conjunction with this Agreement, DAKO has issued to BioTek firm purchase orders [*] which shall be delivered by BioTek in accordance with the provisions of section 4a. of this Agreement.

3d. DAKO may return for full credit or replacement, any Instrument or Accessory for which DAKO is required to give a customer credit or replacement Instruments or Accessories due to a defect or deficiency in the Instrument or Accessory, provided that DAKO first gives BioTek the option of repairing such Instrument on site, either through its own personnel or through the direction of DAKO personnel or contractors, with on site time and parts expenses assumed by BioTek and only

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then, if DAKO obtains from BioTek a returned goods authorization, which shall not be unreasonably withheld or delayed by BioTek.

3e. DAKO agrees to mark Reagents (Schedule C) at the lowest saleable unit and on all packaging and inserts with BioTek's trademarks in a form and size to be mutually agreed by both parties. Such marking shall be fully described in Schedule D which schedule shall be updated from time to time.

3f. DAKO agrees to bar-code Reagents at the lowest saleable unit using symbology 3 to 9 in accordance with Health Industry Bar Code ("HIBC").

3g. DAKO shall pay to BioTek a royalty based on TechMate 500 and TechMate 1000 Instruments that are sold and delivered to DAKO or delivered to DAKO's customers based on DAKO's drop shipment directions. Such royalty shall be paid to BioTek by DAKO for each Instrument installed by DAKO [*]. However, if DAKO requests by the [*] a next generation instrument and if BioTek by the [*] cannot demonstrate a capability to deliver such an instrument by the [*], such royalty shall be paid to BioTek by DAKO for a period of [*].

Such royalties per Instrument purchased shall be paid on a monthly basis on the first day of each calendar month, starting on the first installation date of the instrument as follows:

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
                                                                   $ per month per instrument
Installation to end of the calendar month (installation month)                [*]
First and second calendar months                                              [*]
Third and fourth calendar months                                              [*]
Fifth, sixth, seventh and eighth calendar months                              [*]
Ninth, tenth, eleventh and twelfth calendar months                            [*]
Thereafter                                                                    [*]

Notwithstanding the above, such royalty shall not be paid for Instruments sold to Pharmaceutical companies that purchase limited amounts of dual-labeled Reagents from DAKO, but DAKO shall pay instead a [*].

In relation to the payment of these royalty fees, BioTek reserves the right and DAKO grants the right to BioTek to audit the accounts of DAKO quarterly, at BioTek's expense.

3h. DAKO shall maintain in its inventory at least such number of Instruments as may be equal to the monthly average number of Instruments installed during the [*]. DAKO will not be charged monthly royalty fees (according to section 3g) on these inventory Instruments, during the first Contract Period, until such time as they are placed at customer sites.

3i. DAKO shall at its own cost and expense provide appropriate personnel, Instruments, Accessories and Reagents to prospective customers identified by DAKO for conducting performance studies and product evaluations as may be reasonably requested by qualified prospective customers.

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3j. DAKO will maintain at its own cost and expense, technical and sales support in the form of full-time sales personnel and other dedicated applications specialists as required at DAKO locations, for example in Milan and Paris. [*]

3k. DAKO shall establish at two separate locations, stocks of materials and Reagents (hereinafter "Reagent Stock") as a buffer against changes in supply conditions of Reagents. Each Reagent Stock shall contain materials and finished Reagent products equivalent to the requirement [*] operation of the existing placements of Instruments.

3l. If DAKO for some reason is unable to continue production and maintain Reagent Stock levels, DAKO shall inform BioTek and promptly enter into agreement with an alternative supplier (with first option to supply offered to BioTek) to obtain the necessary materials and products to maintain such Reagent Stocks. Should DAKO not be able to ensure such supply, BioTek shall have

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the option to supply directly or indirectly such Reagent materials and products at the prices currently in effect with customers at the time DAKO ceases supply and until DAKO can resume such supply, and negotiate on a good faith basis with DAKO for payment for such supplies.

3m. BioTek will provide [*] TechMate 500 Instruments for DAKO to place into prestigious, reference laboratories where DAKO and BioTek both agree there is potential to generate significant other placements. [*] DAKO shall purchase said Instruments according to section 3b, BioTek agrees to provide these [ * ] at a billed rate of [ * ].

3n. DAKO will provide BioTek with rolling forecasts of monthly Instrument requirements for twelve month intervals. These forecasts will be provided quarterly. The first forecast will be provided for the interval starting 1st January 1995. These forecasts shall be planning purposes only and shall not constitute a purchase order. Further DAKO will provide quarterly rolling forecasts for each quarter, based on the last two months of the preceding quarter actual orders plus twenty five percent (25%). Such quarterly forecasts will be provided 45 days in advance of the start of a quarter. DAKO will issue firm Purchase Orders at least once a month based on the above quarterly rolling forecasts.

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3o. DAKO together with BioTek will make a weekly update of a Distribution Plan that details instruments ordered, agreed delivery and installation dates and the locations in which the Instruments shall be installed.

                              4. CONDUCT OF BIOTEK

4a. BioTek shall ship promptly, but in any event [*] from receipt of order, DAKO's orders for Instruments and Accessories. All orders shall be shipped f.c.a. Boston Airport (or f.o.b. Port of Boston, or such location(s) as appropriate) at which point title and risk of loss shall pass from BioTek to DAKO, freight and insurance prepaid to such location(s) as DAKO may designate. BioTek shall cooperate with DAKO in limiting drop shipments of Instruments and Accessories to DAKO to an absolute minimum.

4b. In addition to the shipments mentioned above in section 4a., BioTek shall ship to DAKO in Copenhagen by December 31, 1994, [*].

4c. BioTek shall give [*] prior written notice of increase in price of any Instrument or Accessory and honour DAKO's purchase orders at the prices in effect immediately prior to the effective date of any price increase.

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4d. BioTek shall notify DAKO immediately in writing should BioTek become aware of any defect or condition which renders any Instrument or Accessory in violation of any statute or regulation, or which in any way alters the specifications or quality of the Instrument or Accessory.

4e. BioTek shall execute and abide by the terms of DAKO's Continuing Guaranty (see Schedule E) incorporated herein by reference, with respect to Instruments and Accessories and DAKO shall abide by the its General Terms and Conditions of Sale with respect to Reagents. The terms and conditions of the Continuing Guaranty and the General Terms and Conditions of Sale shall survive the termination of this Agreement.

4f. BioTek shall provide DAKO with a Certificate of Insurance which meets the requirements of section D of the Continuing Guaranty on or prior to execution of this Agreement. BioTek shall provide DAKO with renewal insurance certificates in the form mandated by section D of the Continuing Guaranty during the term of this Agreement, without demand therefore by DAKO. Notwithstanding any provision of the Continuing Guaranty to the contrary, the amount of the insurance required of BioTek pursuant to the Continuing Guaranty during the first Contract Period shall be [*]; for the next subsequent Contract Period [*]; for all subsequent Contract Periods of the term of this Agreement [*].

4g. BioTek shall provide to DAKO's Sales personnel, at Santa Barbara or at a location chosen by BioTek, training in the use, technical properties, sale competitive features and benefits of Instruments and Accessories as may be reasonably requested from time to time by DAKO. For purposes of such

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training, [*].

4g.(i) BioTek will provide Instrument and Accessory sales materials that will be revised only to reflect necessary changes in language. It is clearly understood by the parties that BioTek's Agreement must be confirmed in writing before any changes are made to BioTek marketing materials or before the size, graphic design, legend(s) trademark or logo of BioTek is altered, redesigned or used in any way. In general, literature will be under DAKO's corporate identity and conform with DAKO's current offerings, but will include the BioTek name and trademark in similar size and character in all dual labeling (see Schedule D).

4h. BioTek shall provide technical support to DAKO's sales personnel at sites to be determined by BioTek, and promptly provide to DAKO such additional types and quantities of technical information developed or acquired by BioTek from time to time as may reasonably be expected to be of assistance to DAKO in fulfilling its obligations hereunder. In particular BioTek shall provide technical training for DAKO's and DAKO Service Partner's field service engineers in the installation and repair of TechMate instruments.

4i. BioTek shall supply at its expense reasonable quantities of such instruction and training manuals and point of sale literature as may from time to time be requested by DAKO for use in

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connection with the distribution and sale of Instruments in the Territory.
Subject to DAKO's prior written approval, the DAKO name will be incorporated into BioTek's advertising literature for Instruments and Accessories intended for distribution by DAKO. If requested to do so by DAKO, BioTek shall furnish DAKO with suitable copy and photographs for use by DAKO in cataloguing the Instrument and Accessories.

4j. Any Instrument or Accessories owned by DAKO and rendered unsaleable due to change in any product specification, discontinuation or elimination by BioTek of any product from its product offering, release by BioTek of any improved or updated version of any Instrument or Accessory, shall be repurchased from DAKO by BioTek [*] following DAKO's written request therefore, at the price paid for such product by DAKO. BioTek shall additionally pay for return freight and related transportation and insurance charges for all such products.

4k. BioTek agrees to mark Instruments and Accessories (Schedules A and B) at the lowest saleable unit and on all packaging and inserts with DAKO's trademarks in a form and size to be mutually agreed by both parties. Such marking shall be fully described in Schedule D which schedule shall be updated from time to time.

4l. BioTek agrees to bar-code Accessories at the lowest saleable unit using symbology 3 to 9 in accordance with Health Industry Bar Code ("HIBC").

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4m. BioTek shall notify DAKO (and DAKO shall notify BioTek) in writing of any special requirements determined for the storage and handling of Instruments or Accessories and any laws, regulations, orders, ordinances and requirements of all local state and country governments and agencies having jurisdictions over these products.

4n. BioTek shall supply DAKO qualified leads which may come to its attention for sales or placements of Instruments in the Territory.

4o. Upon execution of this Agreement, BioTek shall provide DAKO with all necessary and appropriate information concerning all of BioTek's existing or prospective customers in the Territory, which customers shall thereafter be the customers of DAKO. BioTek shall cooperate with DAKO in notifying said customers of the appointment of DAKO as BioTek's exclusive distributor of Instruments and Accessories in the Territory and with the orderly transition of such customer accounts to DAKO. Additionally, DAKO and BioTek agree to formulate and release press and other public statements that serve to promote the announcement of their relationship and any other noteworthy events that may serve the mutual benefit of the parties. Content and copy will be mutually agreed upon by the parties.

4p. Each quarter during the first Contract Period and semi-annually thereafter, BioTek's Executive Management shall meet with DAKO's Executive Management for general business review discussions on site at BioTek or at DAKO A/S or at a DAKO subsidiary site, and mutually agreed in advance of such meetings.

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4q. BioTek shall supply and DAKO shall purchase and wharehouse, [*], stocks of materials and Accessories as a buffer against changes in supply conditions of Accessories (hereinafter "Accessory Stock"). Each Accessory Stock shall contain materials and finished Accessory products equivalent to the requirement for [*] of operation of the existing placements of Instruments.

4r. If BioTek for some reason is unable to continue production and otherwise maintain the Accessory Stock levels mentioned in section 4q. above, BioTek shall inform DAKO and promptly enter into agreement with an alternative supplier (with first option to supply offered to DAKO) to obtain the necessary materials and products to maintain such Accessory Stocks. Should BioTek not be able to ensure such supply, DAKO shall have the option to supply directly or indirectly such accessory materials and products at the prices currently in effect with customers at the time DAKO ceases supply and until DAKO can resume such supply, and negotiate on a good faith basis with BioTek for payment for such supplies.

4s. BioTek hereby confers a non-exclusive license upon DAKO under all its patents and copyrights to make, use and sell Dual Label reagents in accordance with the terms and conditions of this Distribution Agreement. BioTek shall forward to DAKO a License Agreement document in accordance with this section. In case this Distribution Agreement is terminated, the License Agreement shall survive the Distribution Agreement for a period of six months of the period necessary in order to allow DAKO to continue to supply customers in an interim period. Said License Agreement is attached as Schedule L.

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                           5. PRICE AND PAYMENT TERMS

5a. BioTek shall supply and ship Instruments and Accessories to DAKO at the prices and subject to the discounts shown in Schedules A and B hereto for the duration of the first contract Period. Thereafter BioTek shall supply and ship Instruments to DAKO at prices that will be reduced by BioTek on a pro rata basis of that percentage cost change from BioTek's Instrument manufacturer to BioTek.

5b. (Deleted)

5c. BioTek agrees to negotiate with DAKO any special discounted transfer pricing: (i) on any large quantity order for instruments and/or Accessories which may be requested by any DAKO customer, (ii) where required to meet competition. In such cases of discounted transfer pricing, BioTek shall pre-approve in writing (in such format as the parties may mutually agree) any reduction in the attached schedules A or B discounted transfer prices as may be required. Notice of acceptance or rejection of each such request for pre-approval shall be communicated by BioTek to DAKO promptly following DAKO's request therefore.

5d. Payment for delivered Instruments and Accessories shall be made within current month plus [*] from the date of delivery by BioTek during the first Contract Period and within current month plus [*] from the date of delivery in all subsequent Contract Periods.

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5e. DAKO shall be entitled to resell Instruments and Accessories intended for resale on such terms as it may, at its sole discretion, determine, including without limitation, price, returns, credit and discounts.

5f. DAKO shall exclusively promote all products listed in Schedule B including slides, pads and software. DAKO will include such products in reagent rental and reagent contracts, and will offer these products on substantially the same terms and conditions as products manufactured by DAKO.

5g. All sums due under this Agreement shall be made in United States Dollars by wire transfer and BioTek shall pay any transfer fee.

                             6. TERM AND TERMINATION

6a. The initial term of this Agreement shall be for a period of five (5) years starting from 27th September 1994. After said initial term, this Agreement shall terminate, unless renewed by mutual Agreement between DAKO and BioTek for additional and successive terms of [*]

6b. This Agreement shall terminate immediately upon written notice by the non-breaching party if either party (i) commits or suffers an act of bankruptcy or insolvency or, except as otherwise provided in this Agreement, (ii) fails to cure any material breach in the provisions of this Agreement within [*] after receipt of written notice of such breach.

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6c. On the termination or non-renewal of this Agreement, howsoever arising,
BioTek shall continue to honour DAKO's purchase orders for Instruments and Accessories up to the effective date of termination or non-renewal.

6d. The rights and duties of each party under this Agreement and the schedules hereto in respect of performance prior to termination or non-renewal shall survive and be enforceable in accordance with the terms of this Agreement.

6e. Upon termination or non-renewal of this Agreement BioTek shall repurchase from DAKO at DAKO's request, and at DAKO's cost therefor, such unsold Instruments and Accessories as are then owned by DAKO. Delivery of Instruments and Accessories repurchased from DAKO hereunder shall be f.c.a. DAKO's premises.

                            7. RIGHT OF FIRST REFUSAL

7a. If BioTek negotiates a transaction which would result in the sale by BioTek of all or substantially all of its business or its stock or assets, BioTek shall give written notice of such intention to DAKO, which shall have the option, first, after Curtin Matheson Scientific Inc., USA ("CMS") to enter into good faith negotiations for the purchase of BioTek. If CMS and BioTek are unable in good faith to agree on terms for sale [*] after the notice given by BioTek of such sale, or if CMS declines to purchase before terms are agreed, DAKO shall have the right to negotiate in good faith with BioTek to try to agree upon mutually satisfactory terms for said sale. If DAKO

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and BioTek are unable in good faith to agree on mutually satisfactory terms for the proposed sale within a period of [*] of negotiation or if prior to expiration of said [*] period DAKO declines to purchase, then BioTek shall have the right to enter into such a transaction with any third party upon such terms and conditions as may be agreed by BioTek and any such third party. If CMS or such third party purchase all or substantially all of the business, stocks or assets of BioTek, the purchaser shall assume all of the rights and obligations of this Agreement with respect to the parties to this Agreement.

                                  8. WARRANTIES

8a. In addition to the warranties set forth in this Agreement and in the Continuing Guaranties which are attached hereto as Schedule E, BioTek and DAKO warrant that each of the products will conform to specifications set forth in the product literature prepared respectively by or on behalf of BioTek or DAKO and that said products will comply and be manufactured, packaged, sterilized (if applicable), labeled and shipped in compliance with all applicable Federal, state and local laws, orders, regulations and standards. In particular BioTek shall ensure that Instruments conform to EU instrument specifications and shall issue any necessary certification to this effect.

8b. BioTek represents and warrants that Instruments and Accessories supplied to DAKO under this Agreement shall not infringe upon the patients or proprietary rights of any third party. To the extent that any third party owns any patents or proprietary rights relating to Instruments or Accessories or to their manufacture, BioTek represents and warrants that it has obtained valid license

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rights from such third party to manufacture and sell Instruments and/or
Accessories. Similarly DAKO warrants that Reagents manufactured by DAKO under this Agreement shall not infringe upon the patents or proprietary rights of BioTek or any third party. To the extent that any third party owns any patents or proprietary rights relating to Reagents or to their manufacture, DAKO represents and warrants that it has obtained valid license rights from such third party to manufacture and sell Reagents.

8c. BioTek shall extend to DAKO customers its Suppliers' Warranties for Instruments and Accessories which are set forth in Schedule F. BioTek shall not modify any product Warranty without notifying DAKO with at least [*] notice. BioTek warrants and represents that the products will perform in accordance with, and that BioTek shall strictly comply with, the terms of BioTek's product Warranties. DAKO's warranty for Reagents is included under the General Terms and Conditions of Sale (Schedule E).

                                  9. TRADEMARKS

9a. BioTek hereby grants to DAKO the royalty-free right to use the trademarks:
BioTek; TechMate; and ChemMate (see also Schedule D), on dual-labeled Reagents during the term of this Agreement within the Territory, it being expressly understood that DAKO shall discontinue the use of such trademarks upon termination of this Agreement (except in connection with the distribution and sale of DAKO's remaining inventory of Reagents or of Instruments or of Accessories in the event that

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DAKO does not elect to exercise its rights under section 6e hereof) and disclaim any rights in the trademarks other than the said licence.

9b. DAKO hereby grants to BioTek the royalty-free right to use DAKO's trademarks on Instruments and Accessories within the Territory and during the term of this Agreement, it being expressly understood that BioTek shall discontinue the use of such trademarks upon termination of this Agreement and disclaim any rights in the trademarks other than the said licence.

9c. BioTek recognizes that DAKO is the owner of the trademarks and tradenames denoting DAKO or DAKO products which DAKO may elect to use in the promotion and sale of Instruments and Accessories and that BioTek has no right or interest in such trademarks or tradenames. Similarly, DAKO recognizes that BioTek is the owner of the trademarks and tradenames denoting BioTek or BioTek products which BioTek may elect to use in the promotion and sale of products and that DAKO has no right or interest in such trademarks or tradenames.

                               10. CONFIDENTIALITY

10a. Each party acknowledges the confidential nature of information that may be disclosed hereunder (including but not limited to names of customers and other marketing-related information) and agrees to retain such information in confidence. This provision shall survive the termination of this Agreement for a period of three (3) years. Confidential information (especially technical information) may also be the subject of separate confidentiality agreements which the parties enter into.

                                11. FORCE MAJEURE

11a. The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by such matters as strikes, shortages of power or raw material, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform. The affected party shall make best efforts to remedy the effects of such Force Majeure. Any Force Majeure event shall not excuse performance by the party, but shall delay performance, unless such Force Majeure continues for a period in excess of [*]. In such event, the party seeking performance may cancel its obligations hereunder.

                                   12. NOTICES

12a. Any notice required by this Agreement shall be deemed sufficient if sent by certified mail, postage prepaid, to the party to be notified at the address set forth in the initial section of this Agreement until notice of a different address is supplied and if receipt is acknowledged by the receiving party.

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12b. The parties to this Agreement shall give notification of any technical problems or delays, or of any production difficulties of significance. Such notice shall be given by facsimile with documentation and estimates of expected recovery time.

                              13. ENTIRE AGREEMENT

13a. This Agreement including the Schedules hereto, constitutes the entire Agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter. In ordering and delivery of products, the parties may employ their standard forms, but nothing in these forms shall be construed to modify or amend the terms of this Agreement.

                               14. APPLICABLE LAW

14a. This Agreement shall be governed by the laws of the State of California. In the event of a dispute arising in any manner out of or in relation to this Agreement, the parties shall attempt in good faith to amicably resolve such dispute. Any disputes which cannot be amicably resolved shall be referred by one party for resolution by arbitration according to the rules of the International Chamber of Commerce. The language of arbitration shall be English and arbitration shall take place at a place determined by the non-referring party.

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                          15. ASSIGNMENT AND SUCCESSION

15a. This Agreement shall not be assigned or transferred by BioTek either voluntarily or by operation by law without the prior written consent of DAKO.

15b. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns.

                                 16. AMENDMENTS

16a. No amendment or modification of the terms of this Agreement shall be binding on either party, unless reduced to writing and signed by an authorized officer of the party to be bound.

16b. BioTek and DAKO will enter into a Development Agreement that will set forth the terms and conditions under which the work by developing new Reagents and Accessories shall be defined. Said Agreement will become an integral part of the present Agreement when it is agreed in writing by both BioTek and DAKO. DAKO will facilitate a meeting of representatives of BioTek, DAKO and appropriate DAKO subsidiaries to discuss, develop and execute said Development Agreement.

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
                            17. EXISTING OBLIGATIONS

17a. Each party represents and warrants that the terms of this Agreement do not violate any existing obligations or contracts of such party. Each party shall defend, indemnify and hold harmless the other party from and against any and all claims, demands, liabilities and causes of action which are hereafter made or brought against such other party which allege any such violation.

                         18. RELATIONSHIP OF THE PARTIES

18a. Nothing herein contained shall be deemed to be or construed as constituting either party as the agent or partner of the other.

                                19. COUNTERPARTS

19a. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

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
         IN WITNESS WHEREOF, the parties have by their duly authorized officers, executed this Agreement on the dates set forth below.

FOR BIOTEK SOLUTIONS INC.


/s/ Michael C. Miller
- -------------------------
Michael C. Miller
President and CEO


FOR DAKO A/S


/s/ Torben Jorgensen                                /s/ John F. Place
- -------------------------                           ----------------------------
Torben Jorgensen                                    John F. Place MA
Managing Director                                   Business Development Manager

SCHEDULE A: INSTRUMENTS

TECHMATE 500

includes 386SX PC computer (486 Diamond Flower DFI) with colour monitor and mouse, BioTek basic system software, 3 slide holders, uninterruptable power supply and multiplug panel, free Warranty service (including parts and cure of any manufacturing defect) for a period of one year from the date of installation, user manual, service manual.

                                                  TRANSFER PRICE

                                                  [*]  (See also section 6a)

TECHMATE 1000

includes 386SX PC computer (486 Diamond Flower DFI) with colour monitor and mouse, BioTek basic system software, 3 slide holders, uninterruptable power supply and multiplug panel, free Warranty service (including parts and cure of any manufacturing defect) for a period of one year from the date of installation, user manual, service manual.

                                                  TRANSFER PRICE

                                                  [*]  (See also section 5a)


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Hybridization Oven (available on or after 1st July 1995)

                                                                  TRANSFER PRICE
75/100um Slides (per 72)                                              [*]
130/150um Slides (per 72)                                             [*]
Pads (per 50)                                                         [*]
Software upgrade (per year)                                           [*]
Hematoxylin (350 ml)                                                  [*]
Chromgens:
Alkaline phosphaltase                                                 [*]
DAB                                                                   [*]

Reagent trays shall be provided in reasonable quantities by BioTek at no charge to DAKO.

The following buffers shall be provided in bulk, in reasonable quantities sufficient for DAKO to prepare the kits and Reagents, at no charge to DAKO.

         Buffers SDK 1, 2 and 3

         Water wash

         Microwaving buffer MWB101

         Hydrogen peroxide blocking reagent


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